Pursuant to rule 424(b)(2)

Registration Nos.

333-65402

333-65402-01

333-67104

333-67162

PROSPECTUS SUPPLEMENT

(To prospectus dated May 5, 2004)

$939,925,000

Sprint Capital Corporation

4.78% Notes due 2006

fully and unconditionally guaranteed by

Sprint Corporation

In August 2001, Sprint Capital issued $1,725,000,000 aggregate principal amount of 6.00% Notes due 2006, or the Notes, in connection with the issuance of 69,000,000 equity units by Sprint. This is a remarketing of $939,925,000 aggregate principal amount of those Notes on behalf of corporate unit holders holding 37,597,000 corporate units. The Notes will mature on August 17, 2006, unless a tax event redemption occurs before August 17, 2006. The Notes are fully and unconditionally guaranteed by Sprint. Sprint Capital makes quarterly interest payments on the Notes in arrears on February 17, May 17, August 17 and November 17 of each year. Interest on the Notes will be reset to 4.78% per year effective on and after May 24, 2004. The first interest payment on the remarketed Notes will be on August 17, 2004 and will consist of (i) interest calculated at a rate of 6.00% per year for the period from May 17, 2004 to and including May 23, 2004 and (ii) interest calculated at a rate of 4.78% per year for the period from May 24, 2004 to and including August 16, 2004.

Sprint Capital may redeem the Notes on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price set forth under the caption “Description of the Notes—Tax Event Redemption” in this prospectus supplement.

The Notes are unsecured and rank equally with all of Sprint Capital’s other unsecured and unsubordinated indebtedness. Sprint’s guarantees rank equally with all of Sprint’s other unsecured and unsubordinated indebtedness. We will remarket the Notes in denominations of $25 and integral multiples of $25.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and “Risk Factors” beginning on page 5 of the accompanying prospectus.

	Per Note	Total
Price to Public(1)	101.733%	$956,213,900
Remarketing Fee to Remarketing Agents	0.253%	$2,378,656
Net Proceeds to Participating Note Holders(2)	101.480%	$953,835,244

(1)	Plus accrued interest from and including May 17, 2004 to but excluding May 24, 2004 of approximately $0.0292 per Note.
(2)	Includes amounts used to purchase the treasury portfolio on behalf of the corporate unit holders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect the Notes to be ready for delivery in book-entry form only through The Depository Trust Company on or about May 24, 2004.

Lead Remarketing Agents

JPMorgan	Merrill Lynch & Co.

ABN AMRO Incorporated

Deutsche Bank Securities

UBS Investment Bank

Wachovia Securities

The date of this prospectus supplement is May 19, 2004.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the remarketing agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the remarketing agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates; provided, however, that any information that we file with the SEC subsequent to the date of this prospectus supplement that is incorporated by reference in the accompanying prospectus will automatically update this prospectus supplement and the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. See “Where You Can Find More Information.”

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part, which is this prospectus supplement, describes the specific terms of this remarketing. The second part, which is the accompanying prospectus, gives more general information, some of which may not apply to this remarketing.

If the description of this remarketing that is contained in this prospectus supplement differs from the description contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until all of the Notes offered by this prospectus supplement are sold:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2004;

•	Current Report on Form 8-K filed on April 5, 2004;

•	Current Report on Form 8-K filed on March 3, 2004; and

•	Current Report on Form 8-K filed on March 1, 2004.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Mailstop: KSOPHF0102-1B322

(800) 259-3755, Option 1

Attention: Investor Relations

You can also find information about us at our Internet website at http://www.sprint.com/sprint/ir. Information contained on our website does not constitute part of this prospectus supplement.

We and Sprint Capital have also filed a registration statement with the SEC relating to the Notes described in this prospectus supplement. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we and Sprint Capital filed with the SEC when we and Sprint Capital registered the Notes. The registration statement may contain additional information that may be important to you.

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary together with the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus about us, Sprint Capital Corporation and the Notes offered pursuant to this prospectus supplement and the accompanying prospectus. Unless the context otherwise requires, references in this prospectus supplement to “Sprint,” “we,” “us” and “our” mean Sprint Corporation and its subsidiaries, including Sprint Capital Corporation, and references to Sprint Capital mean Sprint Capital Corporation, our wholly owned finance subsidiary.

Sprint Corporation

We are a global communications company and a leader in integrating long-distance, local service, and wireless communications. We are also one of the largest carriers of Internet traffic using our tier one Internet Protocol network, which provides connectivity to any point on the Internet either through our own network or via direct connections with other backbone providers. We are the nation’s third-largest provider of long distance services based on revenues, and operate nationwide, all-digital long distance and tier one Internet Protocol networks. We currently serve approximately 7.9 million access lines in our franchise territories in 18 states. Additionally, we provide local service using our facilities, leased facilities or unbundled network elements provided by other carriers in 36 states and the District of Columbia. We are selling into the cable telephony market through arrangements with cable companies that resell our long distance service and use our back office systems and network assets in support of their local telephone service provided over cable facilities. We also operate a 100% digital personal communications service, or PCS, wireless network with licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands, using a single frequency band and a single technology. Our PCS wireless division, together with third party affiliates, operate PCS systems in over 300 metropolitan markets, including the 100 largest U.S. metropolitan areas. The PCS wireless division service, including third party affiliates, reaches a quarter billion people. Our PCS wireless division, combined with our wholesale and affiliate partners, served more than 21 million customers at March 31, 2004.

We operate in an industry that has been and continues to be subject to consolidation and dynamic change. Therefore, we routinely reassess our business strategies. Due to changes in telecommunications, including bankruptcies, over-capacity and the current economic environment, we continue to assess the implications on our operations. Any such assessment may impact the valuation of our long-lived assets. As part of our overall business strategy, we regularly evaluate opportunities to expand and complement our business and may at any time be discussing or negotiating a transaction that, if consummated, could have a material effect on our business, financial condition, liquidity or results of operations.

We were incorporated in 1938 under the laws of the State of Kansas. Our principal executive offices are located at 6200 Sprint Parkway, Overland Park, Kansas 66251, and our telephone number is (913) 624-3000.

Sprint Capital Corporation

Sprint Capital is a wholly owned subsidiary of our company. We formed Sprint Capital to engage in financing activities to provide funds for use by us and our other subsidiaries, other than the local exchange companies in our local division. Sprint Capital raises funds through the sale of debt securities, and then uses the net proceeds to make loans to, or investments in, us or our other subsidiaries, other than the local exchange companies in our local division. We or our subsidiaries may from time to time reacquire debt securities of Sprint Capital. Sprint Capital does not and will not engage in any other business operations.

Sprint Capital was incorporated in 1993 under the laws of the State of Delaware. Its principal offices are located at 6200 Sprint Parkway, Overland Park, Kansas 66251, and its telephone number is (913) 624-3000.

RECENT DEVELOPMENTS

Recombination of FON stock and PCS stock

On February 28, 2004, our board of directors decided to recombine our PCS common stock and our FON common stock into a single common stock. As a result, each share of our PCS common stock was converted into 0.50 shares of FON common stock on April 23, 2004, and our FON common stock now represents the only outstanding common stock of our company. We continue to present consolidated financial information, but no longer include group level (FON group and PCS group) information. The recombination will not affect our current presentation of all required segment information.

Debt Extinguishment

In May 2004, we repurchased with cash $750 million aggregate principal amount of Notes from a single noteholder.

THE REMARKETING

Issuer	Sprint Capital Corporation, a Delaware corporation. We have fully and unconditionally guaranteed the Notes.

Securities Remarketed	$939,925,000 aggregate principal amount of 6.00% Notes due 2006.

Maturity	The Notes will mature on August 17, 2006, unless a tax event redemption occurs before August 17, 2006.

Interest

The Notes will bear interest at 4.78% per year on and after May 24, 2004. Interest on the Notes is payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year. The first interest payment on the remarketed Notes will be made on August 17, 2004 and will consist of (i) interest calculated at a rate of 6.00% per year for the period from May 17, 2004 to and including May 23, 2004 and (ii) interest calculated at a rate of 4.78% per year for the period from May 24, 2004 to and including August 16, 2004.

Redemption

Sprint Capital may redeem the Notes at Sprint Capital’s option on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price set forth under the caption “Description of the Notes—Tax Event Redemption” in this prospectus supplement.

Certain Covenants

The indenture governing the Notes contains certain covenants that, among other things, limit Sprint Capital’s ability to issue or guaranty any unsecured debt ranking prior to the Notes and our ability to create liens on our assets. See “Description of Debt Securities—Restrictive Covenants” in the accompanying prospectus.

Ranking

The Notes will be direct, unsecured and unsubordinated obligations of Sprint Capital and will rank equal in priority with all of Sprint Capital’s existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of Sprint Capital’s existing and future subordinated indebtedness. Sprint’s guarantees will rank equally with all of Sprint’s other unsecured and unsubordinated indebtedness.

The Remarketing

The Notes were issued by Sprint Capital in August 2001 in connection with Sprint’s issuance and sale to the public of Sprint’s equity units. Each equity unit initially consisted of both a purchase contract and a Note, together called a corporate unit. Pursuant to the terms of the equity units, the remarketing agents will remarket the Notes on behalf of current holders of corporate units in accordance with a remarketing agreement and a supplemental remarketing agreement among Sprint, Sprint Capital Corporation, the remarketing agents and J.P. Morgan Institutional Trust Services, as attorney-in-fact for holders of equity units. See “Remarketing” in this prospectus supplement.

The terms of the equity units and Notes require the remarketing agents to use their reasonable efforts to remarket the Notes of holders participating in the remarketing at a price equal to approximately 100.5% of the purchase price for the treasury portfolio described in this prospectus supplement. In the remarketing, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as reset agents, have reset the interest rate on the Notes, effective on the delivery of the Notes on May 24, 2004, to a rate sufficient to cause the price of all Notes remarketed to be at least 100.5% of the purchase price for the treasury portfolio. The treasury portfolio consists of, in accordance with the purchase contract agreement relating to the corporate units, commercial paper or other short-term obligations having, at the time of investment, a rating in the highest rating category from the rating agencies.

Use of Proceeds

The proceeds from the remarketing of the Notes are estimated to be $956,213,900, plus accrued interest for the period from May 17, 2004 to but excluding May 24, 2004, before application of the remarketing agents’ fee. Neither Sprint nor Sprint Capital will directly receive any proceeds of the remarketing. Instead, the proceeds from the sale of those Notes held as a component of corporate units will be used to purchase the treasury portfolio described in this prospectus supplement, which treasury portfolio will then be pledged to secure the stock purchase obligations of the holders of those corporate units, with any proceeds in excess of the treasury portfolio purchase price being applied to pay the remarketing agents’ fees. The excess proceeds, if any, from the remarketing of those Notes, after application of the total proceeds as described in the last sentence, will be remitted to holders of corporate units who are record holders at the close of business on May 18, 2004. The remarketing fee will be an amount equal to 0.25% of the purchase price for the treasury portfolio. See “Use of Proceeds” in this prospectus supplement.

U.S. Federal Income Taxation

The Notes should be classified as contingent payment debt instruments for U.S. federal income tax purposes. The regulations governing contingent payment debt instruments are complex, and their application to the Notes following the remarketing is not entirely clear. We believe that the application described in this prospectus supplement is a reasonable interpretation of the contingent payment debt regulations. If you report your income in the manner described in this prospectus supplement, the net amount of interest income that you recognize in respect of the Notes generally should approximate the economic accrual of income on the Notes to you. See “Material United States Federal Income Tax Consequences.”

RISK FACTORS

Before purchasing the Notes, you should carefully consider the following risk factors as well as the risk factors relating to us and our business discussed under the caption “Risk Factors” in the accompanying prospectus together with the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Sprint Capital may redeem the Notes upon the occurrence of a tax event.

Sprint Capital may redeem the Notes, in whole but not in part, at any time if a tax event occurs and continues under the circumstances described in this prospectus supplement. If Sprint Capital exercises this option, it will redeem the Notes at the redemption price plus accrued and unpaid interest, if any. If Sprint Capital redeems the Notes, it will pay the redemption price in cash to the holders of the Notes. A tax event redemption will be a taxable event to the holders of the Notes.

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or credit rating, or otherwise adversely affect holders of the Notes.

The terms of the Notes do not prevent us from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the Notes.

USE OF PROCEEDS

Neither we nor Sprint Capital will receive any proceeds from the remarketing of the Notes.

We are remarketing $939,925,000 of Notes to investors on behalf of holders of 37,597,000 of our corporate units issued in August 2001. Each corporate unit consists of a Sprint Capital 6.00% Senior Note due 2006 in the principal amount of $25 and a purchase contract under which the holder agrees to purchase shares of our FON common stock from us on August 17, 2004.

A portion of the proceeds from the remarketing of Notes that are held as part of corporate units will be applied to purchase, on behalf of the holders of those corporate units, a portfolio, which we refer to as the treasury portfolio, consisting of, in accordance with the purchase contract agreement relating to the corporate units, commercial paper or other short-term obligations having, at the time of investment, a rating in the highest rating category from the rating agencies.

The treasury portfolio described above will be substituted for the Notes and will be pledged to the collateral agent to secure the corporate unit holders’ obligation to purchase our FON common stock under the purchase contracts.

At the maturity of the purchase contracts, proceeds of the treasury portfolio in an amount equal to the principal amount of the Notes will be automatically applied to satisfy the holders’ obligation to purchase our FON common stock under the purchase contracts. Any additional proceeds of the treasury portfolio will be distributed to the corporate unit holders.

An amount equal to any proceeds from the remarketing of Notes that are held as part of corporate units in excess of the purchase price for the treasury portfolio described above will be paid to the record holders of our corporate units as of the close of business on May 18, 2004 after the remarketing agents deduct the remarketing fee from any excess proceeds.

The remarketing fee will be an amount equal to 0.25% of the purchase price for the treasury portfolio.

DESCRIPTION OF THE NOTES

General

The Notes being remarketed were issued under an indenture dated as of October 1, 1998 among us, Sprint Capital and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One, N.A.), as trustee, as supplemented by a first supplemental indenture dated as of January 15, 1999, and a second supplemental indenture dated as of October 15, 2001. We refer to this indenture as so supplemented as the indenture.

We have summarized the material provisions of the indenture in the accompanying prospectus under the caption “Description of Debt Securities.” The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary in the accompanying prospectus, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture. You can obtain copies of the indenture by following the directions described under the caption “Where You Can Find More Information.” In this section, references to “our,” “we” and similar terms mean Sprint Corporation, excluding its subsidiaries.

Sprint Capital initially issued the Notes in August 2001 in connection with our issuance of equity units. Each equity unit consists of a unit, referred to as a corporate unit, which is comprised of (1) a purchase contract under which the holder agrees to purchase shares of our PCS common stock, now shares of our FON common stock following the recombination, from us on August 17, 2004 and (2) a Sprint Capital 6.00% Senior Note in the principal amount of $25 due August 17, 2006. Holders of corporate units may substitute zero-coupon Treasury securities for the Notes that are part of their corporate units under certain circumstances. In that event, a second type of equity unit, referred to as a treasury unit, is created, with the Note being released to the treasury unit holder as a result. Notes that are part of corporate units are pledged to us to secure the obligation that the corporate unit holders have to purchase our FON common stock. We designated J.P. Morgan Trust Company, National Association (successor in interest to Bank One Trust Company, N.A.) as collateral agent to hold the pledged Notes and any other pledged securities.

This prospectus supplement relates to the remarketing of the Notes on behalf of the corporate unit holders and any holders of the Notes that have been separated from the corporate units who have elected to participate in the remarketing.

The Notes are limited in aggregate principal amount to $975,000,000, following our repurchase of $750,000,000 principal amount of Notes. The entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest, on August 17, 2006, unless a tax event redemption occurs before August 17, 2006. Except for a tax event redemption, the Notes will not be redeemable by us or Sprint Capital before their stated maturity.

The Notes will not be subject to a sinking fund provision.

Denominations; Transfer and Exchange

The Notes will be remarketed in registered form, without coupons, in denominations of $25 and integral multiples of $25, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below.

Payments on the Notes

Payments on Notes issued as a global security following this remarketing will be made to the depositary, a successor depositary or, in the event that no depositary is used, to the paying agent for the Notes. Principal and interest with respect to certificated Notes will be payable, the transfer of the Notes will be registrable and Notes will be exchangeable for notes of other denominations of a like aggregate principal amount, at the office or agency maintained by Sprint Capital for this purpose in the Borough of Manhattan, The City of New York. However, at Sprint Capital’s option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account designated by the holder entitled to payment. Sprint Capital has appointed J.P. Morgan Institutional Trust Company, National Association, as initial paying agent, transfer agent and registrar for the Notes. Sprint Capital may at any time designate additional transfer agents and paying agents with respect to the Notes, and may remove any transfer agent, paying agent or registrar for the Notes. Sprint Capital will at all times be required to maintain a paying agent and transfer agent of the Notes in the Borough of Manhattan, The City of New York.

Any monies deposited with the trustee or paying agent, or held by Sprint Capital, in trust, for the payment of principal of or interest on any Note and remaining unclaimed for two years after such principal or interest has become due and payable will, at Sprint Capital’s request, be repaid to Sprint Capital or released from trust, as applicable, and the holder of the Note will thereafter look, as a general unsecured creditor, only to us for the payment thereof.

Interest

Each Note will bear interest at the rate of 4.78% per year effective on and after May 24, 2004. Interest on the Notes will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, each an “interest payment date.” The first interest payment on the remarketed Notes will be on August 17, 2004 and will consist of (i) interest calculated at a rate of 6.00% per year for the period from May 17, 2004 to and including May 23, 2004 and (ii) interest calculated at a rate of 4.78% per year for the period from May 24, 2004 to and including August 16, 2004. Interest will be payable to the person in whose name the Note is registered at the close of business on the first day of the month in which the interest payment date falls.

The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the Notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay.

Tax Event Redemption

If a tax event, as defined below, occurs and is continuing, Sprint Capital may, at its option, redeem all of the outstanding Notes (whether underlying corporate units or otherwise) in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each Note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on Notes which are due and payable on or before a redemption date will be payable to the holders of the Notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event after the completion of this remarketing, Sprint Capital exercises the option to redeem the Notes, the proceeds of the redemption will be payable in cash to the holders of the Notes.

“Tax event” means our receipt of an opinion of nationally recognized independent tax counsel experienced in such matters (which may be King & Spalding LLP) to the effect that there is more than an insubstantial risk that interest or original issue discount paid or accrued by Sprint Capital on the Notes would not be deductible, in whole or in part, by Sprint Capital or Sprint for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on August 10, 2001 (the date the Notes were originally issued), which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after that date.

“Tax event treasury portfolio” means a portfolio of zero-coupon U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities which mature on or before August 15, 2006 in an aggregate amount equal to the aggregate principal amount of the Notes outstanding on the redemption date and, with respect to each scheduled interest payment date on the Notes that occurs after the tax event redemption date, interest or principal strips of U.S. treasury securities which mature on or before that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Notes outstanding on the tax event redemption date.

“Redemption amount” means for each Note the product of the principal amount of the Note and a fraction whose numerator is the tax event treasury portfolio purchase price and whose denominator is the aggregate principal amount of the Notes outstanding on the redemption date.

“Tax event treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the redemption date for the purchase of the tax event treasury portfolio for settlement on the redemption date.

“Quotation agent” means any of J.P. Morgan Securities Inc., Merrill Lynch Government Securities Inc. or UBS Securities LLC or their respective successors or any other primary U.S. government securities dealer in New York City selected by us or Sprint Capital.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Notes to be redeemed at its registered address. Unless Sprint Capital defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the Notes. In the event any Notes are called for redemption, neither Sprint Capital nor the trustee will be required to register the transfer of or exchange the Notes to be redeemed.

Book-Entry and Settlement

We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The Notes initially will be represented by one or more fully registered global securities, respectively. Each global security will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC’s nominee.

You may hold your interests in a global security in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the Notes, DTC or such nominee will be considered the sole owner and holder of the Notes for all purposes of the Notes and the indenture. Except as provided below, owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the indenture, including for purposes of receiving any reports that we or the trustee deliver pursuant to the indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of DTC or its nominee and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of Notes.

Unless and until we issue the Notes in fully certificated form under the limited circumstances described below under the heading “—Certificated Notes.”

•	you will not be entitled to receive physical delivery of a certificate representing your interest in the Notes;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provision of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, the Notes, you must do so through a direct participant or an indirect participant.

DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

Purchases of the Notes under DTC’s system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the Notes, except as provided below in “—Certificated Notes.”

To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes. DTC’s records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to Notes on your behalf. We and the trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

The trustee will not recognize you as a holder of any Notes under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Note if one or more of the direct participants to whom the Note is credited direct DTC to take the action. DTC can only act on behalf of its direct participants. Your ability to pledge Notes to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Notes.

Certificated Notes

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security.

Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the holders (as defined in the indenture) of the Notes for any purpose under the indenture, and no global security representing Notes will be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the securities depositary or, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture.

In the event that:

•	the depositary notifies Sprint Capital that it is unwilling or unable to continue as a depositary for the global securities and no successor depositary has been appointed within 90 days after this notice,

•	the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after Sprint Capital learns that the depositary has ceased to be so registered, or

•	Sprint Capital determines in its sole discretion that Sprint Capital will no longer have debt securities represented by global securities, no longer permit any of the global security certificates to be so exchangeable or an event of default under the indenture has occurred and is continuing, then certificates for the Notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for note certificates registered in the names directed by the depositary. Sprint Capital expects that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. Unless otherwise stated, this summary deals only with Notes held as capital assets (generally, assets held for investment) by holders that purchase Notes in the remarketing at the remarketing offering price. The tax treatment of a holder may vary depending on that holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, regulated investment companies, persons holding Notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons holding Notes through a partnership or other pass-through entity and U.S. holders whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, which are subject to change or differing interpretations, possibly on a retroactive basis. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, OWNING, AND DISPOSING OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

No statutory, administrative or judicial authority directly addresses the treatment of the Notes or instruments similar to the Notes for United States federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described below.

U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial owner of Notes who is one of the following:

•	a citizen or resident of the United States, as determined for United States federal income tax purposes,

•	a legal entity (1) created or organized in or under the laws of the United States, any state in the United States or the District of Columbia and (2) treated as a corporation for United States federal income tax purposes,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Original Issue Discount

General.    Because of the manner in which the interest rate on the Notes is reset, the Notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in the applicable U.S. Treasury regulations (the “contingent payment debt regulations”). We have consistently treated (and intend to continue to treat) the Notes as such, and the remainder of this discussion assumes that the Notes will be so treated.

The proper application of the contingent payment debt regulations to the Notes following the remarketing is not entirely clear. We believe, based on the advice of our counsel, King & Spalding LLP, that the application of the contingent payment debt regulations described below is a reasonable interpretation of these regulations. If you report your income in the manner described below, the net amount of interest income that you recognize in respect of the Notes generally should approximate the economic accrual of income on the Notes to you. No assurance can be given that the IRS will agree with the application of the contingent payment debt regulations described below. A different application could affect the amount, timing and character of income, gain or loss with respect to an investment in the Notes. Accordingly, you are urged to consult your tax advisor regarding the application of the contingent payment debt regulations to the Notes.

Under the contingent payment debt regulations, you are required to accrue original issue discount on a constant yield-to-maturity basis (regardless of your method of accounting for U.S. federal income tax purposes) based on the comparable yield of the Notes, subject to the adjustments described below. Under these rules, you may recognize original issue discount income in a taxable year in advance of the receipt of corresponding cash. The comparable yield of the Notes generally is the rate at which we could have issued, as of the original issue date of the Notes, a fixed rate debt instrument with terms and conditions similar to the Notes. We determined, as of the original issue date of the Notes on August 10, 2001, that the comparable yield was 6.60% and the projected interest payments on the Notes per $25 of principal amount would be $0.4042 on November 17, 2001, $0.3750 for each subsequent quarter ending on or before May 17, 2004, and $0.4587 for each quarter ending after May 17, 2004.

Subject to the discussion under “—Adjustments to Original Issue Discount” below, the amount of original issue discount on a Note for each accrual period is determined by multiplying the comparable yield of the Note (adjusted for the length of the accrual period) by the Note’s adjusted issue price at the beginning of the accrual period. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you hold the Note. We have determined that the adjusted issue price of a Note purchased in the remarketing will be $25.4762 per $25 principal amount as of May 24, 2004. For any accrual period thereafter, the adjusted issue price of a Note will be $25.4762 per $25 principal amount, increased by any original issue discount accrued on such Note in any prior accrual period beginning on or after May 24, 2004 (disregarding any adjustments to original issue discount described below), and decreased by the amount of any projected payments on the Notes in any prior accrual period beginning on or after May 24, 2004.

Adjustments to Original Issue Discount.    As a result of the remarketing, the interest rate on the Notes will be reset to 4.78% per year, and all remaining payments on the Notes will become fixed. Based on the annual rate of 4.78%, interest payments on the Notes, per $25 principal amount, will be $0.3047 on August 17, 2004 and $0.2988 for each quarterly payment date after August 17, 2004. The difference between the amount of the remaining payments (as fixed) and the projected amount of the payments (according to the projected payment schedule) must be taken into account, as a negative adjustment, in a reasonable manner over the period to which the payments relate. We intend to treat the difference between each projected payment of $0.4587 and the corresponding actual payment on the Notes as a negative adjustment to the interest accrued during the quarter to which that payment relates.

In addition, if the remarketing offering price differs from the adjusted issue price of the Notes as of May 24, 2004, the amount of any such difference should be allocated to the daily portion of original issue discount over the remaining term of the Notes and taken into account by you as such daily portion accrues, either as a positive adjustment (if the remarketing offering price is less than the adjusted issue price) or a negative adjustment (if the remarketing offering price is greater than the adjusted issue price). The amount by which total negative adjustments on your Notes in a taxable year exceed the total positive adjustment on the Notes in the taxable year will reduce the amount of original issue discount on the Notes for the taxable year.

In general, by reporting income in the manner described above, you will recognize net interest income on the Notes in an amount that should approximate the economic accrual of income on the Notes to you.

Certain U.S. holders will receive IRS Form 1099-OID reporting original issue discount accruals on their Notes. Those forms generally will not, however, reflect any adjustment to original issue discount attributable to the difference between the remarketing offering price and the adjusted issue price of the Notes. U.S. holders are urged to consult their tax advisors regarding any adjustments that they may need to make to the amount reported on IRS Form 1099-OID based on their particular situations.

Adjustment To Tax Basis In Notes

You can determine your adjusted tax basis in a Note by adding to your initial tax basis in the Note the net amount of original issue discount included in your income with respect to the Note (taking into account the adjustments described above) and then subtracting the amount of any payments made to you with respect to the Note.

Sales, Exchanges Or Other Taxable Dispositions Of Notes

You will recognize gain or loss on a disposition of a Note in an amount equal to the difference between your amount realized and your adjusted tax basis in the Note. Any such gain or loss generally will be treated as capital gain or loss and will be long-term capital gain or loss if you held the Note for more than one year immediately prior to such disposition. It is possible, however, that gain recognized on a disposition of a Note on or before November 17, 2004 will be treated as interest income. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax And Information Reporting

Unless you are an exempt recipient (such as a corporation), payments of interest (including original issue discount) on the Notes and proceeds on the sale of Notes will be subject to information reporting and also will be subject to United States federal backup withholding tax (which is currently 28%), if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability, provided that you timely furnish the required information to the IRS.

Non-U.S. Holders

The following discussion applies to you if you are a holder other than a U.S. holder as defined above. Special rules may apply to you or your shareholders if you are a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company.” You should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you in your particular circumstances.

United States Federal Withholding Tax

The 30% United States federal withholding tax should not apply to any payment of principal or interest (including original issue discount) on the Notes, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the U.S. Internal Revenue Code and the U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is described in section 881(c)(3)(A) of the U.S. Internal Revenue Code; and

•	you provide your name and address on an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a United States person; or a qualified intermediary holding the Notes on your behalf provides us with an IRS Form W-8IMY (or a suitable substitute form) that, among other things, certifies that it has determined that you are not a U.S. person.

Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals.

WE DO NOT INTEND TO WITHHOLD ON PAYMENTS OF PRINCIPAL AND INTEREST ON THE NOTES IF THE ABOVE REQUIREMENTS ARE MET.

If you cannot satisfy the requirements described above, payments made to you on the Notes generally will be subject to the 30% United States federal withholding tax. If a treaty applies, however, you may be eligible for a reduced rate of withholding. Similarly, payments on the Notes that are effectively connected with your conduct of a trade or business within the United States (or, where a tax treaty applies, are attributable to a United States permanent establishment that you maintain), are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the United States.

In general, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the Notes.

In general, no backup withholding will be required with respect to payments we make with respect to the Notes if the certification requirements described above have been satisfied and we do not have actual knowledge or reason to know that you are a U.S. person. In addition, no backup withholding will be required on the payment of proceeds of the sale of Notes made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, or you otherwise establish an exemption.

United States Federal Income Tax

If you are engaged in a trade or business in the United States (or, if a tax treaty applies, if you maintain a permanent establishment within the United States) and interest (including original issue discount) on the Notes is effectively connected with the conduct of that trade or business (or if a treaty applies, of that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax), on such income on a net income basis in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or such lower rate or exemption as may be specified by an applicable tax treaty).

Any gain or income realized on the disposition of a Note generally will not be subject to United States federal income tax unless:

•	that gain or income is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

REMARKETING

Under the terms and conditions contained in the remarketing agreement, dated May 14, 2004, and the supplemental remarketing agreement, dated May 19, 2004, we have agreed that J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated, Deutsche Bank Securities Inc., UBS Securities LLC and Wachovia Capital Markets, LLC, as the remarketing agents, will use their reasonable efforts to remarket the Notes on May 19, 2004 at an aggregate price of approximately 100.5% of the treasury portfolio purchase price described below. In connection with the remarketing, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as reset agents, have reset the rate of interest payable on the Notes so that the Notes can be remarketed at that price. The portion of the proceeds from the remarketing of any Notes that are held as part of corporate units equal to the treasury portfolio purchase price of $951,462,333 will be applied to purchase, on behalf of the holders of those corporate units, a portfolio, which we refer to as the treasury portfolio, consisting of, in accordance with the purchase contract agreement relating to the corporate units, commercial paper or other short-term obligations having, at the time of investment, a rating in the highest rating category from the rating agencies.

The treasury portfolio described above will be substituted for the Notes that are components of corporate units and will be pledged to the collateral agent to secure the corporate unit holders’ obligation to purchase our FON common stock under the purchase contracts.

At the maturity of the purchase contracts, proceeds of the treasury portfolio in an amount equal to the principal amount of the Notes will be automatically applied to satisfy the holders’ obligations to purchase our FON common stock under the purchase contracts. Any additional proceeds of the treasury portfolio will be distributed to the corporate unit holders.

As used in this context, “treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent for the purchase of the treasury portfolio on May 24, 2004.

“Quotation agent” means any of J.P. Morgan Securities Inc., Merrill Lynch Government Securities Inc. or UBS Securities LLC or their respective successors or any other primary U.S. government securities dealer in New York City selected by us.

The remarketing agreement provides that the remarketing agents must remarket the Notes at a price equal to or greater than the treasury portfolio purchase price. The supplemental remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions.

The remarketing agents may deduct a remarketing fee from the proceeds of the remarketing of the Notes in excess of the treasury portfolio purchase price. The remarketing fee will be an amount equal to 0.25% of the purchase price for the treasury portfolio. The remarketing agents will then remit any remaining portion of the proceeds in excess of the treasury portfolio purchase price for the benefit of the record holders of corporate units as of the close of business on May 18, 2004 whose Notes are being remarketed. Corporate unit holders will not otherwise be responsible for the payment of any remarketing fees in connection with the remarketing.

The Notes have no established trading market. The remarketing agents have advised us that they intend to make a market in the Notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Notes.

In order to facilitate the remarketing of the Notes, the remarketing agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, we and the remarketing agents make no representation that the remarketing agents will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the remarketing agents against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with their duties under the remarketing agreement. The remarketing agents have in the past provided, and may in the future provide, investment banking and underwriter services to us and our affiliates for which they have received, or will receive, customary compensation.

J.P. Morgan Securities Inc. will make the Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. based on transactions J.P. Morgan Securities Inc. conducts through the system. J.P. Morgan Securities Inc. will make the Notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

LEGAL MATTERS

Thomas A. Gerke, our Executive Vice President—General Counsel and External Affairs, and King & Spalding LLP will pass on certain legal matters for us with respect to the remarketing of the Notes. Davis Polk & Wardwell, New York, New York will pass on certain legal matters for the remarketing agents. As of May 10, 2004, Thomas A. Gerke beneficially owned approximately 31,200 shares of our FON common stock and held options to purchase in excess of 523,000 shares of our FON common stock and held in excess of 62,000 restricted stock units.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, included therein, which is incorporated by reference in the accompanying prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

SPRINT CORPORATION

Guarantees

SPRINT CAPITAL CORPORATION

Debt Securities

unconditionally guaranteed by

SPRINT CORPORATION

This prospectus contains a summary of the general terms of the debt securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may assist in the remarketing of debt securities and Sprint Capital Corporation, or Sprint Capital, may assist in the remarketing of debt securities in one or more offerings up to an aggregate principal amount of $1,725,000,000. This prospectus provides you with a general description of the debt securities. Each time we or Sprint Capital assist in the remarketing of debt securities, we or Sprint Capital will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the caption “Where You Can Find More Information.” We and Sprint Capital may only use this prospectus to assist in the remarketing of securities if it is accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, until we sell all of the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 9, 2004;

•	Current Report on Form 8-K filed on March 1, 2004;

•	Current Report on Form 8-K filed on March 3, 2004; and

•	Current Report on Form 8-K filed on April 5, 2004.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Mailstop: KSOPHF0102-1B322

(800) 259-3755, Option 1

Attention: Investor Relations

You can also find information about us at our Internet website at http://www.sprint.com/sprint/ir. Information contained on our website does not constitute part of this prospectus.

We and Sprint Capital have also filed a registration statement with the SEC relating to the securities described in this prospectus. This prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we and Sprint Capital filed with the SEC when we and Sprint Capital registered the securities. The registration statement may contain additional information that may be important to you.

You should rely only on the information contained or incorporated by reference in this prospectus or the applicable prospectus supplement. Neither we nor Sprint Capital have authorized anyone else to provide you with additional or different information. We and Sprint Capital are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

Unless the context requires otherwise, references to “we,” “us,” “our,” and “Sprint” mean Sprint Corporation and its subsidiaries, including Sprint Capital Corporation, and references to Sprint Capital mean Sprint Capital Corporation, our wholly owned finance subsidiary.

SPRINT CORPORATION

We are a global communications company and a leader in integrating long-distance, local service, and wireless communications. We are also one of the largest carriers of Internet traffic using our tier one Internet Protocol network, which provides connectivity to any point on the Internet either through our own network or via direct connections with other backbone providers. We are the nation’s third-largest provider of long distance services based on revenues, and operate nationwide, all-digital long distance and tier one Internet Protocol networks using fiber-optic and electronic technology. We currently serve approximately 7.9 million access lines in our franchise territories in 18 states, and we provide local service using our facilities, leased facilities or unbundled network elements provided by other carriers in 36 states and the District of Columbia. We are selling into the cable telephony market through arrangements with cable companies that resell our long distance service and use our back office systems and network assets in support of their local telephone service provided over cable facilities. We also operate a 100% digital personal communications service, or PCS, wireless network with licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands, using a single frequency band and a single technology. Our wireless PCS operations, together with third party affiliates, operate PCS systems in over 300 metropolitan markets, including the 100 largest U.S. metropolitan areas. The service, including third party affiliates, reaches a quarter billion people. Our wireless PCS operations, combined with our wholesale and affiliate partners, served more than 20 million customers at the end of 2003.

We operate in an industry that has been and continues to be subject to consolidation and dynamic change. Therefore, we routinely reassess our business strategies. In light of events and specific changes in telecommunications, including bankruptcies, over-capacity and the current economic environment, we continue to assess the implications on our operations. Any such assessment may impact the valuation of our long-lived assets. As part of our overall business strategy, we regularly evaluate opportunities to expand and complement our operations and may at any time be discussing or negotiating a transaction that, if consummated, could have a material effect on our business, financial condition, liquidity or results of operations.

In November 1998, our shareholders approved the allocation of all of our assets and liabilities into two groups, the FON group and the PCS group, as well as the creation of the FON stock and the PCS stock. On February 28, 2004, our board of directors decided to recombine the tracking stocks and return to a single common stock. As a result, each share of the PCS stock will convert automatically into 0.50 shares of FON stock on April 23, 2004. The FON stock will represent the only outstanding common stock of our company. After the recombination, we will continue to present consolidated financial information, but will not include group level information. The recombination will not impact our current presentation of all required segment information.

We were incorporated in 1938 under the laws of the State of Kansas. Our principal executive offices are located at 6200 Sprint Parkway, Overland Park, Kansas 66251, and our telephone number is (913) 624-3000.

SPRINT CAPITAL CORPORATION

Sprint Capital is a wholly owned subsidiary of our company. We formed Sprint Capital to engage in financing activities to provide funds for use by us and our other subsidiaries, other than the local exchange companies in our local division. Sprint Capital raises funds through the sale of debt securities, and then uses the net proceeds to make loans to, or investments in, us or our other subsidiaries, other than the local exchange companies in our local division. We or our subsidiaries may from time to time reacquire debt securities of Sprint Capital. Sprint Capital does not and will not engage in any other business operations.

Sprint Capital was incorporated in 1993 under the laws of the State of Delaware. Its principal offices are located at 6200 Sprint Parkway, Overland Park, Kansas 66251, and its telephone number is (913) 624-3000.

RISK FACTORS

An investment in the securities described in this prospectus involves risks. You should carefully consider the following risk factors and the other information included or incorporated by reference in this prospectus before deciding to invest in the securities.

Risk Factors Relating to our Company

Failure to satisfy our capital requirements could cause us to delay or abandon our expansion plans. If we incur significant additional indebtedness, it could cause a decline in our credit rating and could limit our ability to raise additional capital.

We continue to have substantial indebtedness and we will continue to require additional capital to expand our businesses. We intend to fund these capital requirements with cash flow generated from operations. If we do not generate sufficient cash flow from operations, we may need to rely on additional financing to expand our businesses. In connection with the execution of our business strategies, we are continually evaluating acquisition opportunities, and we may elect to finance acquisitions by incurring additional indebtedness. We may not be able to arrange additional financing to fund our requirements on terms acceptable to us. Our ability to arrange additional financing will depend on, among other factors, our financial performance, general economic conditions, and prevailing market conditions. Many of these factors are beyond our control. Failure to obtain suitable financing could, among other things, result in the inability to continue to expand our businesses and meet competitive challenges. If we incur significant additional indebtedness, our credit rating could be adversely affected. As a result, our future borrowing costs would likely increase and our access to capital could be adversely affected.

If our wireless PCS operations do not achieve and maintain profitability or if the global markets division and the local division cannot sustain operating revenues, our ability to grow and compete effectively and our credit rating will likely be adversely affected.

If our wireless PCS operations do not achieve and maintain profitability on a timely basis, we may be unable to make the capital expenditures necessary to implement our business plan, meet our debt service requirements, or otherwise conduct our business in an effective and competitive manner. This would require us to divert cash from other uses, which may not be possible or may detract from the growth of our other businesses. These events could limit our ability to increase revenues and net income or cause these amounts to decline.

The global markets division and the local division have experienced declining operating revenues. If the global markets division and the local division cannot sustain revenues, they may be unable to make the capital expenditures necessary to implement their business plans or otherwise conduct their businesses in an effective and competitive manner. This could further damage our ability to maintain or increase our revenues as a whole.

If our wireless PCS operations do not achieve and maintain profitability on a timely basis or if the global markets division and the local division cannot sustain operating revenues, our credit rating will likely be adversely affected. If our credit rating is adversely affected, our future borrowing costs would likely increase and our access to capital could be adversely affected.

We face intense competition that may reduce our market share and harm our financial performance.

There is intense competition in the telecommunications industry. The traditional dividing lines between long distance, local, wireless, cable and Internet services are increasingly becoming blurred. Through mergers, joint ventures and various service bundling strategies, major providers, including Sprint, are striving to provide integrated solutions both within and across all geographical markets.

We expect competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products, and services. We cannot predict which of many possible future technologies, products, or services will be important to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on marketing, sales and service delivery, and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions, and discount pricing and other strategies by competitors. To the extent we do not keep pace with technological advances or fail to timely respond to changes in competitive factors in our industry, we could lose market share or experience a decline in revenue and net income.

Wireless Operations.    Our wireless PCS operations compete in markets served by other wireless service providers. A majority of the markets including each of the top 50 metropolitan markets have six or more wireless service providers. Many of these competitors have been operating for a number of years and serve a substantial subscriber base. In January 2003, the Federal Communications Commission, or FCC, rule imposing limits on the amount of spectrum that can be held by one provider in a specific market was lifted. Competition may continue to increase to the extent that there are mergers or other combinations involving our competitors or licenses are transferred from smaller stand-alone operators to larger, better capitalized, and more experienced wireless communications operators. These wireless communications operators may be able to offer customers network features or products not offered by us. The actions of these wireless communications operators could negatively affect our customer churn, ability to attract new customers, average revenue per user and operating costs.

We rely on agreements with competitors to provide automatic roaming capability to wireless customers in many of the areas of the United States not covered by our wireless network, which primarily serves metropolitan areas. Certain competitors may be able to offer coverage in areas not served by our wireless network or may be able to offer roaming rates that are lower than those offered by us. Certain competitors have sought to modify the FCC’s rules to reduce access to their networks for automatic roaming in certain areas. We could incur additional costs to enable our customers to roam, or our customers could be unable to roam, in those markets where cellular operators do not make their network available for roaming or roaming is not technically feasible. Beginning in November 2003, all wireless service providers were required to offer a database solution for wireless local number portability, or WLNP, in the 100 largest metropolitan statistical areas. WLNP allows customers to retain, subject to certain geographical limitations, their existing telephone numbers when switching from one carrier to another. In addition to imposing increased costs on our wireless PCS operations, this enables our customers to move to other carriers without losing established telephone numbers and is therefore expected to increase churn during 2004.

Many wireless providers have been upgrading their systems and provide advanced and digital services which compete with our PCS services. Many of these wireless providers require their customers to enter into long term contracts, which may make it more difficult for us to attract customers away from these wireless providers.

We anticipate that market prices for wireless voice services and products generally will continue to decrease in the future as a result of continued competition. All of these developments may lead to greater choices for customers, possible consumer confusion, and increased industry churn.

Wireline Operations.    The global markets division competes with AT&T, MCI (formerly WorldCom), the Regional Bell Operating Companies, or RBOCs, and cable operators, as well as a host of smaller competitors in the provision of long distance and local services. Some of these companies have built high-capacity, Internet-based fiber-optic networks capable of supporting large amounts of bandwidth. These companies claim certain cost structure advantages which, among other factors, may position them well for the future. Increased competition and the significant increase in capacity resulting from new networks may drive already low prices down further.

The Telecommunications Act of 1996, or the Telecom Act, allows the RBOCs to provide long distance services in their respective regions if certain conditions are met. By year-end 2003, the RBOCs received authority to enter the long distance market in every state they serve. As the RBOCs have entered the market, they have proven to be formidable long distance competitors. In addition, long distance services provided by wireless, Internet-based and cable service providers are expected to continue to adversely affect sales of the global markets division. Inter-exchange and other carriers are allowed to compete for local services by resale, by using unbundled network elements, or through their own facilities.

The local division operates principally in suburban and rural markets. As a result, competition in the local division’s markets is occurring more gradually than for the RBOCs. In urban areas where the local division operates there is already substantial competition by competitive local exchange carriers, or CLECs, and there is increasing competition in less urban areas. Cable companies selling cable modems continue to provide competition for high-speed data services for residential customers. E-mail and wireless services will continue to grow as an alternative to wireline services. Larger incumbent local exchange carriers, or ILECs, including the local division, were required to provide intermodal WLNP in the 100 largest metropolitan statistical areas in November 2003. Intermodal WLNP allows customers to retain existing telephone numbers when switching from a wireline carrier to a wireless carrier, subject to certain limitations. The WLNP requirements impose increased operating costs on the local exchange service providers and are likely to result in some loss of customers to wireless carriers.

Any failure by our wireless PCS operations to improve customer service and continue to enhance the quality of its network and meet capacity requirements of its customer growth will likely impair its financial performance and adversely affect our results of operations.

Our wireless PCS operations are working to improve customer service. Although improving customer service may increase the cost of supporting our subscribers, if we are unable to improve customer service, our subscribers may switch to other wireless providers.

Our wireless PCS operations must continue to enhance the quality of the wireless network. As we continue this enhancement, we must:

•	obtain rights to a large number of cell sites,

•	obtain zoning variances or other approvals or permits for network construction and expansion, and

•	build and maintain additional network capacity to satisfy customer growth.

Network enhancements may not occur as scheduled or at the cost that we have estimated. Delays or failure to add network capacity, or increased costs of adding capacity, could limit our ability to satisfy our customers and retain or increase the revenues and operating margin of our wireless PCS operations or our company as a whole.

The financial difficulties being experienced by some of our wireless affiliates may force us to incur additional expenses and adversely affect our financial performance.

We supplement our wireless network buildout through affiliation arrangements with other companies that use code division multiple access, or CDMA. Under these arrangements, these companies offer PCS services using our spectrum under the Sprint brand name on CDMA networks built and operated at their own expense. We pay these companies a fee based on billed or collected revenues for operating the network on our behalf. Several of these affiliates are experiencing financial difficulties and are evaluating or have completed restructuring activities. Two affiliates have filed for bankruptcy protection and one of them continues to pursue claims against us in the bankruptcy court. One other affiliate has filed suit against us. Several of the affiliates are disputing and refusing to pay amounts owed to us. We are in negotiations with some of the affiliates regarding restructuring our relationship with them and have reached agreement with several. We have amended the existing agreements to provide for a simplified pricing mechanism, as well as refining and changing various business processes. The amended agreements cover nearly 50% of the customers served by all affiliates. If any of the affiliates cease operations in all or part of their service area, we may incur roaming charges in areas where service was previously provided by the affiliates. We may also incur costs to meet FCC buildout and renewal requirements, as well as experience lower revenues. Failure to meet FCC buildout and renewal requirements could result in the loss of a PCS license or licenses depending on the service area.

Significant changes in the industry could cause a decline in demand for our services.

The wireless telecommunications industry is experiencing significant technological change, including improvements in the capacity and quality of digital technology such as the move to third generation, or 3G, wireless technology. This causes uncertainty about future customer demand for our wireless PCS services and the prices that we will be able to charge for these services. For example, the demands for our wireless data services may be affected by the proliferation of wireless local area networks using new technologies or the enactment of new laws or regulations restricting use of wireless handsets. The rapid change in technology may lead to the development of wireless telecommunications services or alternative services that consumers prefer over PCS. There is also uncertainty as to the extent to which airtime charges and monthly recurring charges may continue to decline.

The wireline industry is also experiencing significant technological change. Cable companies are beginning to provide telecommunications services to the home. Some carriers are providing local and long distance voice services over Internet Protocol, or VoIP, in the process avoiding access charges on long distance calls.

As a result of these changes, the future prospects of the wireless and wireline industry and the success of our services remain uncertain.

A high rate of customer churn would likely impair our financial performance.

A key element in the economic success of telecommunications carriers is the rate of customer churn. The implementation of WLNP in November 2003 could potentially increase churn. Current strategies to reduce customer churn may not be successful. A high rate of customer churn would impair our ability to increase the revenues of, or cause a deterioration in the operating margin of, our operating units or our company as a whole.

Government regulation could adversely affect our prospects and results of operations.

Wireless Operations.    The licensing, construction, operation, sale, and interconnection arrangements of wireless telecommunications systems are regulated by the FCC and, depending on the jurisdiction, state and local regulatory agencies. The Communications Act of 1934 preempts state and local regulation of market entry by, and the rates charged by, commercial mobile radio service, or CMRS, providers, except in limited circumstances. States may regulate such things as billing practices and consumer-related issues. California has rulemakings underway that propose rules designed to impose consumer protections and service quality regulations. Several other states appear to be considering similar initiatives. If imposed, these regulations could increase the costs of our wireless operations. The Federal Trade Commission also regulates how wireless services are marketed.

The FCC, together with the Federal Aviation Administration, or FAA, also regulates tower marking and lighting. In addition, tower construction is affected by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC is currently evaluating significant changes to its environmental rules which could make it more difficult to deploy antenna facilities. The FCC, the FAA, or other governmental authorities having jurisdiction over our business could adopt regulations or take other actions that would adversely affect our business prospects or results of operations.

FCC licenses to provide PCS services are subject to renewal and revocation. Our metropolitan trading area licenses expire in 2005, and our basic trading area licenses expire in 2007. Metropolitan trading areas and basic trading areas are areas defined by the FCC for the purpose of issuing licenses for PCS. Several basic trading areas make up each metropolitan trading area. The licenses may be renewed by the FCC for additional ten-year terms. FCC rules require all PCS licensees to meet certain buildout requirements to retain their licenses. Although we have met most of these buildout requirements, there is no guarantee that our licenses will be renewed. Failure to comply with FCC requirements in a given license area could result in revocation of the PCS license for that license area.

The FCC has initiated a number of proceedings to evaluate its rules and policies regarding spectrum licensing and usage. It is considering new “harmful interference” concepts that might permit unlicensed users to “share” licensed spectrum. These new uses could impact our utilization of our licensed spectrum.

CMRS providers must implement enhanced 911 capabilities in accordance with FCC rules. Failure to deploy 911 service consistent with FCC requirements could subject us to significant fines.

Failure by various regulatory bodies to make telephone numbers available in a timely fashion could result in our PCS operations not having enough local numbers to assign to new subscribers in certain markets. The FCC has adopted rules to promote the efficient use of numbering resources, including restrictions on the assignment of telephone numbers to carriers, including wireless carriers. The FCC has delegated to states the authority to assign, administer, and conserve telephone numbers. The FCC lifted its prohibition on area codes designated only for customers using a specific technology, such as an area code for only those using wireless technology, and now considers proposals submitted by state commissions seeking to implement this change on a case-by-case basis. Depending on the rules adopted by the states, the supply of available numbers could be adversely restricted. As a result, we:

•	may be required to assign subscribers non-local telephone numbers, which may be a disincentive for potential customers to subscribe to PCS service,

•	may incur significant costs to either acquire new numbers or reassign subscribers to new numbers, and

•	may be unable to enroll new subscribers at projected rates.

FCC licenses associated with Multipoint Multichannel Distribution Services, or MMDS, spectrum are subject to renewal and revocation. In 1996, the FCC auctioned certain MMDS licenses-those licensed on a basic trading area geographic basis-for terms of ten years. Those licenses expire in 2006. The licenses may be renewed by the FCC for additional ten-year terms. The FCC rules require all licensees of auctioned MMDS spectrum to meet certain buildout requirements in order to retain their licenses for this spectrum. Although we have met these requirements in a number of our MMDS markets, there is no guarantee that our licenses will be renewed. Failure to comply with FCC requirements in a given market could result in the loss of the MMDS license for that part of the service area in which the buildout requirements are not met.

In March 2003, at our request and that of other MMDS licensees, the FCC initiated a proceeding proposing to change the service rules governing the MMDS band, to promote flexible use and commercial development of MMDS spectrum. The FCC is also considering relocation of certain MMDS channels. There is no guarantee that any actions taken by the FCC will promote our business plans.

Wireline Operations.    The Court of Appeals’ March 2004 decision (which is subject to a possible stay and review by the Supreme Court) vacating substantial portions of the FCC’s August 2003 order on unbundled network elements and the FCC’s pending reexamination of pricing guidelines for unbundled network elements could affect our ability to use unbundled elements to offer competing local services in areas outside the local division’s franchise territories and could affect competition in the local division’s franchise territories.

The regulatory uncertainty surrounding VoIP and the apparent use of VoIP by some long distance carriers as a strategy to minimize access charges may adversely affect both the local division’s access revenues and the global markets division’s competitive position to the extent it makes less use of VoIP than its competitors. Adoption by the FCC of intercarrier compensation reform could reduce or eliminate other opportunities for access charge arbitrage, but could also reduce the local division’s revenues unless the plan provides a mechanism to replace those revenues with revenues from other sources.

Failure to complete development, testing and rollout of new technology could affect our ability to compete in the industry and the technology we use could place us at a competitive disadvantage.

On an ongoing basis, we develop, test and roll out various new technologies and support systems intended to help us compete in the industry. Successful implementation of technology upgrades depends on the success of contract negotiations and vendors meeting their obligations in a timely manner. We may not successfully complete the development and rollout of new technology in a timely manner, and any new technology may not be widely accepted by customers. In either case, we may not be able to compete effectively in the industry. For example, the inability to develop the necessary technology contributed to the decision to end pursuit of a residential fixed wireless strategy using our MMDS licenses.

We use CDMA 2000 technology as our wireless air interface standard for our wireless PCS operations because we believe the technology is superior to the Global System for Mobile Communications, or GSM, family of air interface technologies. CDMA 2000 has a much smaller market share of global wireless subscribers compared to GSM. As a result, we have a risk of higher costs for handsets and network infrastructure than competitors who use GSM.

We have entered into outsourcing agreements related to business operations. Any difficulties experienced in these arrangements could result in additional expense, loss of customers and revenue, and interruption of our services.

We have entered into outsourcing agreements for the development and maintenance of certain software systems necessary for the operation of our business. We have also entered into agreements with third parties to provide customer service support to direct PCS customers. As a result, we must rely on third parties to execute our operational priorities and interface with our customers. In some cases, the policies of the United States, individual states and foreign countries could affect the provision of these services. If these third parties are unable to perform to our requirements, we would have to pursue alternative strategies to provide these services and that could result in delays, interruptions, additional expenses and loss of customers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference certain estimates, projections and other forward-looking statements within the meaning of the securities laws. Statements regarding expectations, including performance assumptions and estimates relating to capital requirements, as well as other statements that are not historical facts, are forward-looking statements.

These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs and the economic environment.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	extent and duration of any economic downturn;

•	the effects of vigorous competition in the markets in which we operate;

•	the costs and business risks associated with providing new services and entering new markets;

•	adverse change in the ratings afforded our debt securities by ratings agencies;

•	the ability of our wireless operations and the global markets division to continue to grow a significant market presence;

•	the ability of our wireless operations to continue to improve profitability;

•	the ability of the global markets division and the local division to improve cash flow generation;

•	the effects of mergers and consolidations in the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;

•	the uncertainties related to the outcome of bankruptcies affecting the telecommunications industry;

•	the impact of financial difficulties of third-party affiliates on our wireless network coverage;

•	the uncertainties related to our investments in networks, systems, and other businesses;

•	the uncertainties related to the implementation of our business strategies, including our initiative to realign services to enhance the focus on business and consumer customers;

•	the impact of new, emerging and competing technologies on our business;

•	unexpected results of litigation filed against us;

•	the impact of WLNP on our wireless operation’s growth and churn rates, revenues and expenses;

•	the possibility of one or more of the markets in which we compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes, including the impact of the Telecom Act, or other external factors over which we have no control; and

•	other risks referenced from time to time in our filings with the SEC and those factors listed in this prospectus under “Risk Factors.”

The words “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements. We and Sprint Capital believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this prospectus or unforeseen events. We provide a detailed discussion of risk factors in various SEC filings, and you are encouraged to review these filings.

USE OF PROCEEDS

Neither we nor Sprint Capital will receive any proceeds from any remarketing of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratios of earnings to fixed charges for our company, which includes our subsidiaries, on a consolidated basis. The following table does not show the ratio of earnings to fixed charges for Sprint Capital on a stand-alone basis because it is not meaningful.

For	purposes of calculating the ratios,

(1)	earnings include:

•	income (loss) from continuing operations before income taxes, plus

•	equity in the net losses of less-than-50% owned entities, less

•	capitalized interest; and

(2)	fixed charges include:

•	interest on all debt of continuing operations, including

•	amortization of debt issuance costs, and

•	the interest component of operating rents.

The ratio of earnings to fixed charges is calculated as follows:

(earnings) + (fixed charges)
(fixed charges)

	Year Ended December 31,
	1999		2000		2001		2002	2003
Ratio of earnings to fixed charges	—	(1)	—	(2)	—	(3)	1.22	—	(4)

(1)	Earnings, as defined above, were inadequate to cover fixed charges by $1.4 billion in 1999.
(2)	Earnings, as defined above, were inadequate to cover fixed charges by $887 million in 2000.
(3)	Earnings, as defined above, were inadequate to cover fixed charges by $2.3 billion in 2001.
(4)	Earnings, as defined above, were inadequate to cover fixed charges by $630 million in 2003.

DESCRIPTION OF DEBT SECURITIES

The debt securities being remarketed were issued under an indenture dated as of October 1, 1998 among us, Sprint Capital and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One, N.A.), as trustee, as supplemented by a first supplemental indenture dated as of January 15, 1999, and a second supplemental indenture dated as of October 15, 2001. We refer to this indenture as so supplemented as the indenture.

We have summarized the material provisions of the indenture below. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meaning specified in the indenture. You can obtain copies of the indenture by following the directions described under the caption “Where You Can Find More Information.” In this section, references to “our”, “we” and similar terms mean Sprint Corporation, excluding its subsidiaries.

General

The indenture does not limit the aggregate principal amount of debt securities that Sprint Capital may issue and provides that Sprint Capital may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Sprint Capital may issue additional debt securities of a particular series without the consent of the holders of the debt securities of that series outstanding at the time of the issuance. Any additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. The indenture also does not limit the ability of Sprint Capital to incur other debt and does not contain financial or similar restrictive covenants, except as described below. Debt securities issued by Sprint Capital will be its senior unsecured obligations and will be fully and unconditionally guaranteed by us.

A prospectus supplement relating to the debt securities being offered in any remarketing will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the rate of interest, which will be fixed, per annum at which the debt securities will bear interest, or the method of determining the rate, if any;

•	the date or dates from which interest, if any, will accrue;

•	the dates on which interest will be payable and the related record dates;

•	whether payments of principal or interest will be determined by any index, formula or other method and the manner of determining the amount of these payments;

•	the place or places where the principal of, premium, if any, and interest on the debt securities will be payable if other than the location specified in this prospectus;

•	any redemption dates, prices, rights, obligations and restrictions on the debt securities;

•	any mandatory or optional sinking fund, purchase fund or similar provisions;

•	the denominations in which the debt securities will be issuable if other than denominations of $1,000 and integral multiples of $1,000;

•	the currency or currency unit in which principal and interest will be paid if other than U.S. dollars;

•	whether the debt securities will be issued in permanent global form and the circumstances under which the permanent global debt security may be exchanged;

•	any deletions from, changes in or additions to the events of default or the covenants specified in the indenture; and

•	any other material terms of the debt securities not specified in this prospectus (Section 301).

Sprint Capital may issue debt securities at a substantial discount below their stated principal amount. We refer to these securities as original issue discount securities, which means any security that initially provides for an amount less than its principal amount to be due and payable upon the acceleration of its maturity. Sprint Capital will describe the federal income tax consequences and other special considerations applicable to any original issue discount securities in the applicable prospectus supplement.

Unless the applicable prospectus supplement states otherwise, debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 (Sections 301 and 302). Holders of debt securities will not pay any service charge for any registration of transfer or exchange of the debt securities, but Sprint Capital may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange (Section 305).

Unless the applicable prospectus supplement states otherwise, the covenants contained in the indenture, the debt securities and guarantees would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders.

Payment; Transfer

Unless the applicable prospectus supplement states otherwise, principal of, premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee. However, interest may be paid at Sprint Capital’s option by check mailed to the address of the holder entitled to the interest as it appears on the applicable security register. Sprint Capital will have the right to require a holder of any debt security, in connection with any payment on the debt security, to certify information to it or, in the absence of certification, Sprint Capital may rely on any legal presumption to enable it to determine its obligation, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

Guarantees

We will unconditionally guarantee the due and punctual payment of the principal and any premium and interest on the debt securities issued by Sprint Capital when and as it becomes due and payable, whether at maturity or otherwise (Section 311). The guarantees will rank equally with all of our other unsecured and unsubordinated indebtedness. The guarantees provide that in the event of a default in payment of principal or any premium or interest on a debt security, the holder of the debt security may institute legal proceedings directly against us to enforce the guarantees without first proceeding against Sprint Capital. The indenture provides that we may under certain circumstances assume all rights and obligations of Sprint Capital under the indenture with respect to a series of debt securities issued by Sprint Capital.

Restrictive Covenants

Sprint.    Under the indenture, we may not, and may not permit our Restricted Subsidiaries to, create, incur or allow to exist any Lien on any property or assets now owned or acquired at a later time unless:

•	the Lien is a Permitted Lien; or

•	the outstanding guarantees are equally and ratably secured by the Lien; or

•	the aggregate principal amount of indebtedness secured by the Lien and any other Lien, other than Permitted Liens, plus the Attributable Debt in respect of any Sale and Leaseback Transaction does not exceed 15% of our Consolidated Net Tangible Assets (Section 1012).

Sprint Capital.    Sprint Capital may not create, issue, assume or guarantee any unsecured funded debt ranking prior to the debt securities issued by Sprint Capital (Section 1009).

Unless the applicable prospectus supplement states otherwise, Sprint Capital may not create, assume or suffer to exist any Lien upon any of its property or assets, now owned or acquired at a later time, without equally and ratably securing any outstanding debt securities issued by Sprint Capital with any and all other obligations and indebtedness secured by the Lien, subject to certain exceptions (Section 1008).

Definitions.    Under the indenture:

“Attributable Debt” of a Sale and Leaseback Transaction means, at any date, the total net amount of rent required to be paid under the lease during the remaining term of the lease, excluding any subsequent renewal or other extension options held by the lessee, discounted from the respective due dates of the amounts to the date of determination at the rate of interest per year implicit in the terms of the lease, as determined in good faith by us, compounded annually. The net amount of rent required to be paid under any lease during the remaining term will be the amount of rent payable by the lessee with respect to this period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents.

“Capital Lease Obligations” means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with generally accepted accounting principles consistently applied.

“Consolidated Net Tangible Assets” means our and our subsidiaries’ consolidated total assets as reflected in our most recent balance sheet preceding the date of determination prepared in accordance with generally accepted accounting principles consistently applied, less

•	current liabilities, excluding current maturities of long-term debt and Capital Lease Obligations, and

•	goodwill, tradenames, trademarks, patents, minority interests of others, unamortized debt discount and expense and other similar intangible assets, excluding any investments in permits or licenses issued, granted or approved by the Federal Communications Commission.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement or zoning restriction, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to property including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction.

“Permitted Liens” means:

(1)    Liens existing on October 1, 1998;

(2)    Liens on property existing at the time of acquisition of the property or to secure the payment of all or any part of the purchase price of the property or to secure any indebtedness incurred before, at the time of or within 270 days after the acquisition of the property for the purpose of financing all or any part of the purchase price of the property;

(3)    Liens securing indebtedness owing by a Restricted Subsidiary to us or any of our wholly owned subsidiaries;

(4)    Liens on property of any entity, or on the stock, indebtedness or other obligations of any entity, existing at the time

•	the entity becomes a Restricted Subsidiary,

•	the entity is merged into or consolidated with us or a Restricted Subsidiary, or

•	we or a Restricted Subsidiary acquires all or substantially all of the assets of the entity,

as long as the Liens do not extend to any other property of ours or property of any other Restricted Subsidiary;

(5)    Liens on property to secure any indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to the property;

(6)    Liens on our property or the property of any of our Restricted Subsidiaries securing

•	nondelinquent performance of bids or contracts, other than for borrowed money, obtaining of advances or credit or the securing of debt,

•	contingent obligations on surety and appeal bonds, and

•	other nondelinquent obligations of a similar nature,

in each case, incurred in the ordinary course of business;

(7)    Liens securing Capital Lease Obligations, provided that

•	the Liens attach to the property within 270 days after the acquisition thereof, and

•	the Liens attach solely to the property so acquired;

(8)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds, as long as the deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us or a Restricted Subsidiary, as applicable, in excess of those set forth by regulations promulgated by the Federal Reserve Board and the deposit account is not intended by us or the Restricted Subsidiary to provide collateral to the depository institution;

(9)    pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation;

(10)    statutory and tax Liens for sums not yet due or delinquent or which are being contested or appealed in good faith by appropriate proceedings;

(11)    Liens arising solely by operation of law, such as mechanics’, materialmen’s, warehouseman’s and carriers’ Liens and Liens of landlords or of mortgages of landlords, on fixtures and movable property located on premises leased in the ordinary course of business;

(12)    Liens on personal property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing not more than one year from the date of the creation of the loan and on accounts receivable associated with a receivables financing program of ours or any of our Restricted Subsidiaries;

(13)    any Lien created by or resulting from litigation or other proceeding against us or any Restricted Subsidiary, or upon property of ours or of a Restricted Subsidiary, or any lien for workmen’s compensation awards or similar awards, so long as the finality of the judgment or award is being contested and execution on the judgment or award is stayed or the Lien relates to a final unappealable judgment which is satisfied within 30 days of the judgment or any Lien incurred by us or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding, as long as the judgment or award does not constitute an Event of Default under clause (5) of “Events of Default” below;

(14)    Liens on our real property or the real property of a Restricted Subsidiary which constitute minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of the real property, as long as all of the liens referred to in this clause (14) in the aggregate do not at any time materially detract from the value of the real property or materially impair its use in the operation of our business or the business of our subsidiaries;

(15)    Liens on our property or the property of a Restricted Subsidiary securing indebtedness or other obligations issued by the United States of America or any state or any department, agency or instrumentality or political subdivision of the United States of America or any state, or by any other country or any political subdivision of any other country, to finance all or any part of the purchase price of, or, in the case of real property, the cost of construction on or improvement of, any property or assets subject to the Liens, including Liens incurred in connection with pollution control, industrial revenue or similar financings; and

(16)    any renewal, extension or replacement of any Lien permitted pursuant to (1), (2), (4), (5), (7) and (15) above or of any indebtedness secured by any such Lien, as long as the extension, renewal or replacement Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced, plus improvements on the property, and the principal amount of indebtedness secured by the Lien and not otherwise authorized by clauses (1), (2), (4), (5), (7) and (15) does not exceed the principal amount of indebtedness plus any premium or fee payable in connection with the renewal, extension or replacement so secured at the time of the renewal, extension or replacement.

“Receivables Subsidiary” means a special purpose wholly owned subsidiary created in connection with any transactions that may be entered into by us or any of our subsidiaries pursuant to which we or any of our subsidiaries may sell, convey, grant a security interest in or otherwise transfer undivided percentage interests in its receivables.

“Restricted Subsidiary” means any subsidiary of ours, other than a Receivables Subsidiary or Sprint Capital, if:

•	the subsidiary has substantially all of its property in the United States, other than its territories and possessions; and

•	at the end of our most recent fiscal quarter preceding the date of determination, the aggregate amount, determined in accordance with generally accepted accounting principles consistently applied, of securities of, loans and advances to, and other investments in, the subsidiary held by us and our other subsidiaries, less any securities of, loans and advances to, and other investments in us and our other subsidiaries held by the subsidiary or any of its subsidiaries, exceeded 15% of our Consolidated Net Tangible Assets.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by us or a Restricted Subsidiary and is thereafter leased back from the purchaser or transferee by us or the Restricted Subsidiary.

Events of Default

Definition.    The indenture defines an Event of Default with respect to debt securities of any series as any one of the following events:

(1)    failure to pay principal of or any premium on any debt security of that series at maturity;

(2)    failure to pay any interest on any debt security of that series when due, continued for 30 days;

(3)    failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(4)    failure to perform any other covenant or warranty in the applicable indenture, other than a covenant included solely for the benefit of series of debt securities other than that series, continued for 60 days after written notice as provided in the indenture;

(5)    default resulting in acceleration of more than $50 million in aggregate principal amount of any indebtedness for money borrowed by us or Sprint Capital or any other subsidiary of ours under the terms of the instrument under which that indebtedness is issued or secured, if that indebtedness is not discharged or acceleration is not rescinded or annulled within 10 days after written notice as provided in the indenture;

(6)    certain events of bankruptcy, insolvency or reorganization; and

(7)    any other Event of Default provided with respect to debt securities of that series (Section 501).

Remedies.    If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any of the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately by written notice as provided in the indenture. Notwithstanding the foregoing, unless the applicable prospectus supplement states otherwise, if an Event of Default described in clause (6) with respect to any debt securities of any series occurs and is continuing, then all of the debt securities of that series shall become immediately due and payable without any further act by us, Sprint Capital, any holder or the trustee. At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, in accordance with the indenture, rescind and annul the acceleration (Section 502).

Obligations of Trustee.    The indenture provides that the trustee will be under no obligation, subject to the duty of the trustee during default to act with the required standard of care, to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee (Sections 601 and 603). Subject to the provisions for indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right, in accordance with applicable law, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series (Section 512).

Under the indenture we and Sprint Capital must furnish to the trustee annually a statement regarding the performance of our respective obligations under the indenture and as to any default in performance (Section 1004).

Modification and Waiver

Modifications and Amendments.    We, Sprint Capital and the trustee may modify and amend the indenture, in most cases with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment.

Unless the applicable prospectus supplement states otherwise, however, neither we nor Sprint Capital may, without the consent of the holder of each outstanding debt security affected:

•	change the date specified in the debt security for the payment of the principal of, or any installment of principal of or interest on, the debt security,

•	reduce the principal amount of, or any premium or interest on, any debt security,

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity of that debt security,

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security,

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security, or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture or for waiver of certain defaults (Section 902).

In addition, unless the applicable prospectus supplement states otherwise, we, Sprint Capital and the trustee may not, without the consent of the holder of each outstanding debt security affected, modify or amend the terms and conditions of, or our obligations under, the guarantees in any manner adverse to the holders of any debt security.

Waivers.    The holders of a majority in principal amount of the outstanding debt securities of any series issued under the indenture may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, compliance by us or Sprint Capital, as the case may be, with certain restrictive provisions of the indenture (Sections 1010 and 1013). The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the indenture with respect to that series, except a default in the payment of the principal of or any premium or interest on any debt security of that series or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected (Section 513).

Consolidation, Merger and Conveyances

Neither we nor Sprint Capital may consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets in any one transaction or series of transactions, and neither we nor Sprint Capital may permit any person to consolidate with or merge into us or Sprint Capital or convey, transfer or lease all or substantially all of its properties and assets in any one transaction or series of transactions to us or Sprint Capital, unless:

•	we or Sprint Capital, as applicable, are the continuing corporation or the successor entity is a corporation, partnership, or trust and assumes our obligations or the obligations of Sprint Capital, as applicable, under the debt securities, the guarantees and the indenture,

•	with respect to Sprint Capital, the successor person is organized under the laws of any United States jurisdiction,

•	after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing, and

•	certain other conditions specified in the indenture are met.

Thereafter, if we or Sprint Capital are not the successor person, all of our obligations and the obligations of Sprint Capital terminate (Sections 801 and 802).

Defeasance

Unless the applicable prospectus supplement states otherwise, the following defeasance provisions will apply to the debt securities.

The indenture provides that we and Sprint Capital may elect either:

•	to defease and be discharged from any and all obligations with respect to the debt securities and the guarantees of those debt securities, with certain limited exceptions described below, which we refer to as full defeasance, or

•	to be released from our respective obligations with respect to the debt securities under the restrictive covenants in the indenture and the related Events of Default as well as the cross-default to other indebtedness Event of Default, which we refer to as covenant defeasance.

In order to accomplish full defeasance or covenant defeasance, we or Sprint Capital must deposit with the trustee, or other qualifying trustee, in trust, money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities on the scheduled due dates for the payments. Such a trust may be established only if, among other things, we or Sprint Capital deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of full defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if full defeasance or covenant defeasance had not occurred. The opinion, in the case of full defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after October 1, 1998. Obligations not discharged in a full defeasance include those relating to the rights of holders of outstanding debt securities to receive, solely from the trust fund described above, payments in respect of the principal of and any premium and interest on debt securities when due as set forth in Section 1304 of the indenture, and obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, to hold moneys for payment in trust and to compensate, reimburse and indemnify the trustee (Article Thirteen).

The applicable prospectus supplement may further describe additional provisions, if any, permitting defeasance or covenant defeasance with respect to the debt securities.

Regarding the Trustee

We have had a normal business banking relationship, including the maintenance of accounts and the borrowing of funds, with Bank One, N.A., the original trustee under the indenture. J.P. Morgan Trust Company, National Association, acquired the trust operations of Bank One, N.A. and serves as successor trustee under the indenture. We expect to continue to have a normal banking relationship with Bank One Corporation, which has agreed to be acquired by J.P. Morgan Chase & Co., the parent of J.P. Morgan Trust Company, National Association. The trustee may own debt securities.

Governing Law

New York law, without regard to principles of conflicts of law, will govern the indenture, the debt securities and the guarantees.

Global Securities

Unless otherwise provided in the applicable prospectus supplement, the debt securities will be issued in the form of one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, as depositary. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole to a nominee of the depositary for that global security, or by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee of the depositary to a successor depositary or a nominee of that successor depositary.

Book-Entry System

Initially, the debt securities will be registered in the name of Cede & Co., the nominee of the depositary. Accordingly, beneficial interests in the debt securities will be shown on, and transfers of the debt securities will be effected only through, records maintained by the depositary and its participants.

The specific terms of the depositary arrangement with respect to any portion of the debt securities to be represented by a book-entry security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a book-entry security, the depositary for that book-entry security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by that book-entry security to the accounts of persons that have accounts with that depositary, or participants. Those accounts will be designated by the remarketing agent or agents with respect to the debt securities. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with participants either directly or indirectly, which we refer to as indirect participants. Persons who are not participants may beneficially own book-entry securities held by the depositary only through participants or indirect participants.

Ownership of beneficial interests in any book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants in that book-entry security and on the records of participants with respect to interests of indirect participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws, as well as the limits on participation in the depositary’s book-entry system, may impair the ability to transfer beneficial interests in a book-entry security.

So long as the depositary or its nominee is the registered owner of a book-entry security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by that book-entry security for all purposes under the indenture. Except as provided below, owners of beneficial interests in debt securities represented by book-entry securities will not be entitled to have debt securities of the series represented by that book-entry security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders of the debt security under the indenture.

Payments of principal of, premium, if any, and interest on debt securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the book-entry security representing those debt securities. We expect that the depositary for the debt securities or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the book-entry security for those debt securities, as shown on the records of the depositary or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the book-entry security held through those persons will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name”, and will be the responsibility of the participants and indirect participants. None of us, the trustee, any authenticating agent, any paying agent, or the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry security for those debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

If the depositary for the debt securities notifies us that it is unwilling or unable to continue as depositary or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act, Sprint Capital will appoint a successor depositary. If a successor is not appointed within 90 days, Sprint Capital will issue debt securities in definitive registered form in exchange for the book-entry security representing the debt securities. In addition, we may at any time and in our sole discretion determine that the debt securities issued in the form of one or more book-entry securities will no longer be represented by that book-entry security or securities and, in that event, we will issue debt securities in definitive registered form in exchange for the book-entry security or securities. Further, if we so specify with respect to the debt securities, or if an Event of Default, or an event which with notice, lapse of time or both would be an Event of Default, with respect to the debt securities has occurred and is continuing, an owner of a beneficial interest in a book-entry security representing the debt securities may receive debt securities in definitive registered form. In that case, an owner of a beneficial interest in a book-entry security will be entitled to physical delivery in definitive registered form of debt securities represented by that book-entry security equal in principal amount to that beneficial interest and to have those debt securities registered in its name.

PLAN OF DISTRIBUTION

The debt securities may be sold:

•	through remarketing agents, underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The distribution of the debt securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will set forth the terms of the offering including:

•	the initial public offering price;

•	the names of any remarketing agents, underwriters, dealers or agents;

•	the purchase price of the debt securities;

•	the proceeds from the sale of the debt securities;

•	any agency fees, or other compensation payable to remarketing agents, underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the debt securities will be listed, if any.

If underwriters are used in the sale, they will buy the debt securities for their own account. The underwriters may then resell the debt securities in one or more transactions at a fixed public offering price or at varying prices determined at or after the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities offered if they purchase any debt securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the debt securities in accordance with applicable law.

If dealers are used in the sale, debt securities will be sold to those dealers as principals. The dealers may then resell the debt securities to the public at varying prices to be determined by the dealers at the time of resale. If agents are used in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If the debt securities are sold directly, no underwriters or agents would be involved. Debt securities are not being offered in any state that does not permit an offer of these securities.

Debt securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more remarketing firms acting as principals for their own accounts, as agents for us, as underwriters or as agents for holders of the affected securities or any other person designated in the prospectus supplement. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and any related compensation arrangements contemplated by those agreements will be described in the applicable prospectus supplement. In connection with the remarketing, remarketing firms may use this prospectus, together with an appropriate prospectus supplement.

Underwriters, dealers and agents that participate in the securities distribution and remarketing firms that participate in a remarketing may be deemed to be underwriters as defined in the Securities Act of 1933, or the Securities Act. Any discounts, commissions, or profit they receive when they resell the debt securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

The debt securities will have no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the debt securities on any exchange. It has not presently been established whether the remarketing firms or the underwriters, if any, of the debt securities will make a market in the debt securities. If the remarketing firms or the underwriters make a market in the debt securities, the market making may be discontinued at any time without notice. We cannot provide any assurance as to the liquidity of the trading market for the debt securities.

LEGAL MATTERS

King & Spalding LLP has passed upon the validity of the debt securities and the guarantees for us.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, included therein, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated herein by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

$939,925,000

Sprint Capital Corporation

4.78% Notes due 2006

fully and unconditionally guaranteed by

Sprint Corporation

PROSPECTUS SUPPLEMENT

Lead Remarketing Agents

JPMorgan	Merrill Lynch & Co.

ABN AMRO Incorporated

Deutsche Bank Securities

UBS Investment Bank

Wachovia Securities

May 19, 2004